 Exhibit 23.12

CONSENT OF DEEPAK MALHOTRA

The undersigned, Deepak Malhotra, hereby states as follows:

I, Deepak Malhotra assisted with the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 6, 2011 (the “Technical Reports”) for Vista Gold Corp. (the “Company”), portions of which are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

I, Deepak Malhotra hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related Prospectus of the Company of the summary information concerning the Technical Report, including the reference to my name included with such information, as set forth above in the Form 10-K.

/s/ Deepak Malhotra
Dr. Deepak Malhotra

Date: September 28, 2012